Exhibit 99.2

Johnson Retires from The First

HATTIESBURG, Miss.--(BUSINESS WIRE)--August 10, 2010--Effective August 6, 2010, David E. Johnson has announced his retirement from his positions as Chairman of the Board and as an active member of the Board of Directors of The First Bancshares, Inc. (Nasdaq: FBMS) and The First, A National Banking Association. Mr. Johnson will serve as Director Emeritus upon his retirement.

Mr. Johnson served as Chairman of the Board since 1998. He was also a founding Director of the Company and held the position of CEO from the Company’s inception until September 2009. The positions of Chairman & CEO were separated in 2009 to provide improved corporate governance and oversight.

"We are forever indebted to David for the significant contributions to the Company he made in more than fifteen years of service. He was instrumental in the start-up of the bank, raising capital and building the image of the bank," said M. Ray “Hoppy” Cole, President & CEO. "The entrepreneurial spirit he instilled in the Company as a founder and leader is a legacy to our growing organization. We truly wish him the very best in his retirement."

The First, A National Banking Association is a wholly-owned subsidiary of The First Bancshares, Inc., with assets of $497,000,000 as of June 30, 2010. The full-service bank was founded in Hattiesburg MS in 1996 and operates in Hattiesburg, Purvis, Laurel, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport. The Company plans to report semiannual earnings on August 20, 2010. For more information on our bank, please stop by or visit us online at www.thefirstbank.com.

CONTACT:
The First Bancshares, Inc.
Lee Wade, 601-577-0004
lwade@thefirstbank.com